Exhibit 4.8

TRANSWITCH CORPORATION

102 Stock Award Agreement

TranSwitch Corporation, a Delaware corporation (the “Company”), hereby issues as of _________, 2008 to ________ (the “Participant”), _______ shares (the “Shares”) of its Common Stock, $ 0.001 par value each (“Common Stock”), for no consideration, on the following terms and conditions:

1. Issuance Under 2008 Equity Incentive Plan. The Shares are issued pursuant to, and are governed by, the 2008 Equity Incentive Plan and its addendum for Israeli participants (together, the “Plan”) and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. Determinations made in connection with the Shares pursuant to the Plan shall be governed by the Plan as it exists on this date. The Plan is held by the Company, and the Participant is encouraged to thoroughly review its terms and provisions.

2.  Issuance as Section 102 Shares. This Share Award is subject to the provisions of Section 102 of the Israeli Income Tax Ordinance [New version], 1961 (the “Ordinance” and “Section 102”, respectively), as well as the Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 2003 (the “102 Rules”), promulgated thereunder. A copy of the complete version of Section 102 and the 102 Rules as currently in effect may be reviewed at the Company’s office and shall be delivered to the Participant upon his request by the Company.

Accordingly, the Company elected the Capital Gains Route of Section 102(b)(2) of the Ordinance (the “Capital Gains Route”) for the purpose of the taxation of Participant’s income from the Shares. In general, taxable income that should be attributed to the Participant as a result of the Issuance of the Shares will be tax-free on the date of grant, but will be taxed on the sale of the Shares or transfer of such Shares from the Trustee (as defined in the Plan) to the Participant (a “Transfer”). In accordance with the Capital Gains Route, if the Shares are held in trust by the Trustee (see Section 3 below) until the end of the Holding Period (as defined in the Plan), gains derived from the sale of Shares shall be classified as capital gains and taxed at a rate of only 25%; Except for the benefit derived at the time of issuance of the Shares, equal to the difference between (a) the average closing price of the Company’s share of Common Stock on NASDAQ during 30 trading days prior to the date of issuance of such Shares, and (b) the purchase price per Share, if any. Such benefit shall be subject to tax at the time of sale of the Shares, or a Transfer, as ordinary work income (i.e. at marginal tax rates (up to 47% in 2008) plus social security and national health insurance payments).

At the time of sale of the Shares or a Transfer, the Participant shall be subject to tax, which will be calculated, in general, according to difference between (a) the market price (or the actual sale price) of the Shares at such time, and (b) the consideration paid by the Participant, if any, in connection with the issuance of the Shares1 . Such tax shall be withheld at source by TranSwitch (Israel) Ltd. (“TranSwitch Israel”), in accordance with the provisions of the 102 Rules, and the issuance of Shares to the Participant is conditioned upon the payment of such tax, if and when due.

[1]
The above tax description is a general summary only and does not refer to expenses involved with the sale of Shares or changes in the Israeli Consumer Price Index or in currency exchange rates, which may impact the final tax calculation.

The Participant shall not be entitled to sell the Shares or to execute a Transfer, prior to the lapse of the Holding Period. Furthermore, any and all rights issued in respect of the Shares, including bonus shares(“Rights”(, shall be deposited with the Trustee and held thereby until the lapse of the Holding Period, and such Rights shall be subject to the Capital Gains Route. Notwithstanding the aforesaid, the Participant may sell Shares or Rights or execute a Transfer prior to the lapse of the Holding Period, provided, however, that tax is withheld at source by TranSwitch Israel in accordance with the 102 Rules. In such case, the Participant’s gains shall be classified as ordinary work income and the Participant shall be subject to tax on such income at marginal tax rates (up to 47% in 2008) plus social security and national health insurance payments.

THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES RELATED TO THE ISSUANCE OF THE SHARES, AND/OR THEIR DISPOSITION.

3.  Trust. To secure performance of tax law requirements, the Shares awarded to the Participant according to this 102 Stock Award Agreement (the “Agreement”) will be held in trust by the Trustee that was approved for this purpose by the tax authorities, who shall release them to the Participant only upon full compliance with the legal requirements and the terms of the Plan. For this purpose, a trust deed was signed between TranSwitch Israel and the Trustee, a copy of which is attached hereto as “Exhibit A” (the “Trust Deed”). The conditions of the Trust Deed apply to the Shares awarded to the Participant; thus, the Participant is required to carefully read the provisions of the said Trust Deed.

4. [Reserved].

5. No Obligation to Continue Business Relationship. Neither the Plan, this Agreement, nor the issuance of these Shares imposes any obligation on the Company or any Subsidiary to continue to maintain a business relationship or any other relationship with the Participant.

6.  Capital Changes and Business Successions. The Plan contains provisions covering the treatment of Shares in a number of contingencies such as Change of Control. Provisions in the Plan for adjustment with respect to the Shares and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

7. Lock-Up Period. Participant hereby agrees that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, Participant shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

8. Withholding Taxes. If the Company or any Subsidiary in its discretion determines that it is obligated to withhold any tax in connection with the issuance and/or transfer of the Shares, or the making of a distribution or other payment with respect to the Shares, the Participant hereby agrees that the Company or any Subsidiary may withhold from the Participant’s wages or other remuneration the appropriate amount of tax. At the discretion of the Company or any Subsidiary, the amount required to be withheld may be withheld in cash from such wages or other remuneration or in kind from the Common Stock or other property otherwise deliverable to the Participant upon issuance of the Shares. The Participant further agrees that, if the Company or any Subsidiary does not withhold an amount from the Participant’s wages or other remuneration sufficient to satisfy the withholding obligation of the Company or any Subsidiary, the Participant will make reimbursement on demand, in cash, for the amount underwithheld.

9. Provision of Documentation to Participant. By signing this Agreement the Grantee acknowledges receipt of a copy of this Agreement and a copy of the Plan. It is hereby clarified that reading this Agreement is not, and cannot be, a substitute for the full and thorough reading of the Plan and the Trust Deed. The Plan and the Trust Deed include important details that the Grantee should know and understand. In any case of contradiction between the aforesaid in this Agreement and the Plan, or in any case of dispute on any of the issues discussed in this Agreement, the provisions of the Plan shall prevail. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan. Participant further agrees to notify the Company upon any change in the residence address indicated below.

10. Miscellaneous.

(a) Notices: All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, to the address set forth below. The addresses for such notices may be changed from time to time by written notice given in the manner provided for herein.

(b) Entire Agreement; Modification: The Plan is incorporated herein by reference. The Plan and this Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

(c) Severability: The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(d) Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e) Governing Law: This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof, except to the extent that mandatory provisions of the laws of the State of Israel apply. The preceding choice of law provision shall apply to all claims, under any theory whatsoever, arising out of the relationship of the parties contemplated herein.

IN WITNESS WHEREOF, the Company and the Participant have caused this instrument to be executed as of the date first above written.

TranSwitch Corporation
3 Enterprise Drive
Shelton, Connecticut 06484

By: ______________________________________________

Title: _____________________________________________

Consent:
I hereby approve and agree to all the terms and conditions aforesaid in this 102 Stock Award Agreement and the Trust Deed attached thereto, and I declare that I am familiar with the provisions of Section 102 and the Capital Gains Route. I hereby undertake not to sell or transfer the Shares prior to the lapse of the Holding Period (as defined in the Plan), unless I pay all taxes, which may arise in connection with such sale and/or transfer.

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Participant

Print Name of Participant

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Street Address

____________________________
City      State  Zip Code

Attached:
Exhibit A - Trust Deed